REGIONS

December 20, 2017

Mr. Jeffrey Barocas
Ocean Bio-Chem, Inc.
4041 S.W. 47 Ave.
Ft. Lauderdale, FL 33314

Dear Jeff:

The purpose of this letter is to document an agreement between Ocean Bio-Chem, Inc. and Regions Bank regarding the amendment and/or clarification of certain terms contained in the Business Loan Agreement executed along with renewal of the company's $6,000,000 line of credit on August 31, 2017. The terms presented below will supersede any conflicting language contained in the Business Loan Agreement:

Fixed Charge Coverage Ratio (Minimum). EBITDA of the Borrower for the most recently completed four fiscal quarters minus distributions of the Borrower to its shareholders during such period minus cash taxes paid during such period minus unfunded capital expenditures for such period, to the sum of Prior Year Current Maturities of Long Term Debt of the Borrower plus interest expense incurred over the most recently completed four fiscal quarters. EBITDA is defined as Net Income before taxes and depreciation plus amortization plus interest expense plus non-recurring and/or non-cash losses and expenses minus non-recurring and/or non-cash gains and income. Unfunded Capital Expenditures is defined as capital expenditures made from Borrowers' funds other than funds borrowed from term debt to finance such capital expenses. Minimum Fixed Charge Ratio of 1.20x to be tested quarterly.

Prior Year Current Maturities of Long Term Debt means the principal portions of Long-Term Debt Maturing within one year as listed at the last quarter end of the prior completed four fiscal quarters.

Debt to Cap (Maximum). Not to permit its ratio of funded debt divided by the sum of Net Worth and Funded Debt to be greater than 0.75 times as of the end of each fiscal quarter.

Current Assets means assets that, in accordance with GAAP, are current assets; provided, however, that (a) inventories shall be taken into account on the basis of cost or current market value, whichever is lower, or, to the extent that such inventories are required for delivery under then-existing contracts, the applicable contract price, (b) current assets shall not include any intangible assets or any securities that are not readily marketable, (c) securities included as current assets shall be taken into account at the current market price thereof, and (d) current assets shall not include any amounts due from or owed by any Affiliate of the Borrower or any of its Subsidiaries.

EBITDA. The definition of EBITDA in the "ADDITIONAL DEFINITIONS" section of the Business Loan Agreement is deleted.

Eligible Accounts. Eligible Accounts **Clause 11** is deleted. **Clause 10** is revised to read as follows: "Accounts of West Marine, to the extent they exceed forty percent (40%) of the total Eligible Accounts of Borrower at such time."

Sincerely,

Draper Stanford
Vice President
Regions Bank